QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 16

March 6, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

        We have read Item 4 of NetBank, Inc.'s Form 8-K dated February 28, 2002 and, except for the second and fourth paragraphs, with which we have no basis to agree or disagree, we agree with the statements made therein.

Yours truly,

/s/ DELOITTE & TOUCHE LLP

QuickLinks

  EXHIBIT 16